Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Investors: Ciel Caldwell 3Com Investor Relations 508-323-1198 ciel_caldwell@3com.com	Media: Joseph Vukson 3Com Corporate Communications 508-323-1228 joseph_vukson@3com.com

3COM UPDATES Q2 FISCAL YEAR 2005 FINANCIAL GUIDANCE

MARLBOROUGH, Mass., December 6, 2004 — 3Com Corporation (NASDAQ: COMS) today updated the financial guidance for its fiscal second quarter ended November 26, 2004. 3Com is updating the guidance it provided on September 16, 2004 during the Company’s first quarter of fiscal 2005 earnings call.

3Com expects second quarter revenues will be in the range of $149 million to $153 million, compared to guidance for revenues of $170 million to $180 million.  Gross margins are expected to be about 35 percent, compared to prior guidance of approximately 38 percent.  In total, sales and marketing, research and development, and general and administrative expenses are expected to be in line with prior guidance of the mid-$90 million range.

3Com now expects its net loss per share for the second quarter of fiscal 2005 to be within a range of $0.12 to $0.14.  This compares to a net loss per share for the prior year quarter of $0.37.  The Company expects second quarter of fiscal 2005 results to include substantially lower restructuring charges compared to the second quarter of fiscal year 2004.

The foregoing information regarding anticipated quarterly results is forward-looking and preliminary.  Final, actual results might vary materially, depending upon completion of quarter-end close procedures and review by the Company’s independent accountants.

More information on the Company’s fiscal second quarter performance will be communicated during 3Com’s regularly scheduled quarterly earnings call. 3Com will announce results for its fiscal second quarter ended November 26, 2004 on Thursday, December 16, 2004 after the market closes. As is customary following the release, management will hold a conference call to discuss the results. The conference call will begin at 5:00 PM EST.

About 3Com Corporation

3Com is a leading provider of converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world-class sales, service and support, which excel at delivering business value for its customers. When customers exercise choice, their choice is 3Com. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

Copyright © 2004 3Com Corporation. 3Com and the 3Com logo are registered trademarks of 3Com Corporation.